                                                                    EXHIBIT 12.1

                    NABORS INDUSTRIES, INC. AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                      (IN THOUSANDS, EXCEPT RATIO AMOUNTS)

                                    THREE MONTHS
                                       ENDED                  YEAR ENDED SEPTEMBER 30,
                                    DECEMBER 31,   -----------------------------------------------
                                        1996        1996      1995      1994      1993      1992
                                    ------------   -------   -------   -------   -------   -------
Pretax income......................    $35,563     $81,600   $58,628   $ 6,239   $42,117   $35,915
Add fixed charges as adjusted (from
  below)...........................      4,318      12,258     7,933     8,555     9,494     6,236
                                       -------     -------   -------   -------   -------   -------
          Earnings.................    $39,881     $93,858   $66,561   $14,794   $51,611   $42,151
                                       =======     =======   =======   =======   =======   =======
Fixed charges:
  Interest expense:
     Interest on indebtedness......    $ 4,000     $11,356   $ 7,297   $ 7,923   $ 8,628   $ 5,451
     Capitalized...................         53         985       747       391       154       244
  Amortization of debt costs.......        176         528       314       314       296       291
  Interest portion of rental
     expense.......................        142         374       322       318       570       494
                                       -------     -------   -------   -------   -------   -------
  Fixed charges before
     adjustments...................      4,371      13,243     8,680     8,946     9,648     6,480
  Less capitalized interest........        (53)       (985)     (747)     (391)     (154)     (244)
                                       -------     -------   -------   -------   -------   -------
  Fixed charges as adjusted........    $ 4,318     $12,258   $ 7,933   $ 8,555   $ 9,494   $ 6,236
                                       =======     =======   =======   =======   =======   =======
Ratio (earnings divided by fixed
  charges before adjustments)......       9.12        7.09      7.67      1.65      5.35      6.50
                                       =======     =======   =======   =======   =======   =======